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                                                                      Exhibit 99


                                  PRESS RELEASE


                 DURAMED PHARMACEUTICALS COMPLETES STOCK SALE TO
                             SOLVAY PHARMACEUTICALS
                 ANNOUNCES SETTLEMENT WITH SCHEIN PHARMACEUTICAL


CINCINNATI, OCTOBER 22, 1999--DURAMED PHARMACEUTICALS, INC. (Nasdaq:DRMD) today announced that SOLVAY PHARMACEUTICALS, INC. has completed its planned purchase of 1,666,666 shares of Duramed common stock at $9.00 per share. By December 31, 1999, Solvay Pharmaceuticals intends to purchase the remaining 1,333,334 shares of Duramed stock available under the option granted October 6, 1999, subject to certain conditions, including: satisfactory completion of all applicable regulatory requirements, including Hart-Scott-Rodino antitrust review and the future creation of an additional director position on Duramed's board of directors to be designated by Solvay Pharmaceuticals. Duramed is being advised by Banc of America Securities LLC on the agreements, including the stock purchase transactions, between Solvay Pharmaceuticals and Duramed.

In addition, Duramed announced it has reached a settlement with Schein Pharmaceutical, Inc. in a litigation between Duramed and Schein pertaining to a 1992 agreement between the companies relating to the development of a generic version of the conjugated estrogens product Premarin(R). Both firms were to participate in the marketing and distribution of the generic product and share equally in the profits. Under terms of the settlement agreement, in exchange for the payment described below, Schein has given up any further claim to rights in Duramed's Cenestin(R) (synthetic conjugated estrogens, A) Tablets. Duramed has made an initial $7.5 million payment to Schein. A second $7.5 million payment must be received by Schein on or before January 20, 2000, or Schein can require Duramed to issue shares of common stock, equal in value to $7.5 million, at the lower of the closing price on October 22, 1999 or the date Schein requires the shares to be issued. Further, if Cenestin achieves total product profits (product sales less product-specific cost of goods sold, sales and marketing and other relevant expenses) of greater than $100 million over any five year or less period within the next 15 years, Duramed will pay Schein an additional $15 million. Today's settlement resolves all disputes between Duramed and Schein.

"We are pleased to have this litigation resolved and look forward to moving ahead with Solvay to maximize the potential that Cenestin represents for female consumers and Duramed," said Duramed Chairman and Chief Executive Officer E. Thomas Arington.


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ABOUT DURAMED
Duramed Pharmaceuticals develops, manufactures and markets prescription drug products. The company's business strategy emphasizes products with attractive market opportunities and potentially limited competition due to technological barriers to entry, focusing on women's health and the hormone replacement therapy market.

On March 24, 1999, the U.S. Food and Drug Administration (FDA) approved the company's first branded product, Cenestin(R) (synthetic conjugated estrogens, A) Tablets, for the treatment of moderate-to-severe vasomotor symptoms. The company is undertaking a clinical program to evaluate Cenestin in additional tablet strengths and for the prevention of osteoporosis. One important element of these clinical trials--the bone marker study--is complete. Preliminary results are favorable and clearly show a reduction in bone markers, which indicates a bone preservation effect. In addition, in the cardiovascular evaluation, a positive lipid profile was found. The company anticipates beginning the full osteoporosis clinical study in 2000 to confirm the beneficial results indicated by the bone marker study. Further, Duramed anticipates receiving approval for the 1.25 mg tablet strength of Cenestin by December 1999 and approval for the 0.3 mg tablet strength in mid-2000.

On October 6, 1999, Duramed entered into an alliance with Solvay
Pharmaceuticals, Inc. to jointly promote three of the companies' hormone products to obstetricians and gynecologists across the United States: Duramed Pharmaceuticals' Cenestin and Solvay Pharmaceuticals' Estratest(R) and Prometrium(R).

Duramed's containment manufacturing facility for the production of hormones--with enclosed product flow and state-of-the-art environmental controls--ensures purity, stability and tablet uniformity for Cenestin and other hormone products. While Duramed's primary focus will be solid oral dose hormones, the company's other areas of concentration--controlled release technology and oncology--continue to represent attractive market opportunities that will be pursued, as appropriate.

The company's stock is traded on Nasdaq using the symbol DRMD. Additional information about the company can be found on the World Wide Web at www.duramed.com.
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*Premarin is a registered trademark of Wyeth-Ayerst Laboratories, Inc.

Like all estrogen drug products, CENESTIN(R), and ESTRATEST(R)/ESTRATEST(R) H.S. Brand Tablets should not be used in women with known or suspected pregnancy, breast cancer, or estrogen-dependent neoplasia, undiagnosed abnormal genital bleeding, active thrombophlebitis, or thromboembolic disorders. Estrogens have been reported to increase the risk of endometrial carcinoma in postmenopausal women with an intact uterus. The most common adverse events reported in clinical experience with CENESTIN included headache, insomnia, asthenia, nervousness, paresthesia, and depression. The most common adverse events reported with


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ESTRATEST(R)/ESTRATEST(R) H.S. Brand Tablets include those typical of estrogen therapy (such as breast tenderness, headache, nausea, edema and abdominal pain) and of androgen treatment (including hair loss, acne and hirsutism). Common side effects of PROMETRIUM(R) Capsules are breast tenderness, dizziness, abdominal bloating, and vaginal discharge. For additional information on CENESTIN(R), ESTRATEST(R) Brand Tablets or PROMETRIUM(R) Capsules, please see full prescribing information.

The Securities and Exchange Commission (SEC) encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Due to changing market conditions, product competition, the nature of product development and regulatory approval processes, the achievement of forward-looking statements contained in this press release are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see Duramed's SEC filings, including its annual report on Form 1O-K/A.